EXHIBIT 23.3

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, Data & Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the registration statement on Form S-8 (File No. 333-149190) and the registration statements (Nos. 333-148509 and 333-147322) on Form S-3/A and S-3ASR of BreitBurn Energy Partners L.P. of information from our Firms reserve report dated 31 January 2008 entitled Reserve and Economic Evaluation of Proved and Probable Reserves of Certain BreitBurn Management Company, LLC Illinois and Michigan Basin Oil and Gas Interests As of 31 December 2007 and all references to our firm included in or made a part of the BreitBurn Energy Partners L.P. Annual Report on Form 10-K.

SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II, P.G.
Charles M. Boyer II, P.G.
Operations Manager Pittsburgh Consulting Services Pittsburgh, Pennsylvania

March 14, 2008